Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $350 million aggregate principal amount of 7.000% Senior Notes due 2021, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$35,245
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	88,000
Printing and Engraving Expenses	45,000
Other	455,755

Total	$824,000